   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 13, 1996



                                             REGISTRATION STATEMENT NO. 33-61699

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549

                             ---------------------

                        POST-EFFECTIVE AMENDMENT NO. 1-A


                                  ON FORM S-3


                                       TO


                                    FORM S-4



                             REGISTRATION STATEMENT


                                     UNDER


                           THE SECURITIES ACT OF 1933


                             ---------------------

                                OGE ENERGY CORP.


             (Exact name of registrant as specified in its charter)



           OKLAHOMA                         6719                        73-1481638
(State or other jurisdiction of  (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)   Classification Code Number)        Identification No.)



 101 NORTH ROBINSON, P.O. BOX 321, OKLAHOMA CITY, OKLAHOMA 73101 (405) 553-3000


         (Address, including zip code, and telephone number, including area code, of principal executive offices)



               STEVEN E. MOORE                               PETER D. CLARKE
             PRESIDENT AND CHIEF                        GARDNER, CARTON & DOUGLAS
              EXECUTIVE OFFICER                           321 NORTH CLARK STREET
               OGE ENERGY CORP.                                 SUITE 3400
              101 NORTH ROBINSON                         CHICAGO, ILLINOIS 60610
                 P.O. BOX 321                                 (312) 644-3000
        OKLAHOMA CITY, OKLAHOMA 73101
                (405) 553-3000



 (Name, address, including zip code, and telephone number, including area code, of agent for service)


     APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING: From time to time after the Registration Statement becomes effective and all conditions prerequisite have been satisfied or waived.

                             ---------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]



     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest investment plans, please check the following box. [X]

                             ---------------------


     REGISTRANT HEREBY AMENDS THIS POST-EFFECTIVE AMENDMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS POST-EFFECTIVE AMENDMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE POST-EFFECTIVE AMENDMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


                          (NOT PART OF THE PROSPECTUS)



     By Registration Statement No. 33-61699, OGE Energy Corp. (the "Registrant") registered under the Securities Act of 1933, as amended, 44,874,387 shares of its Common Stock, par value $.01 per share, for issuance pursuant to: (i) an Agreement and Plan of Share Acquisition between the Registrant and Oklahoma Gas and Electric Company ("OG&E"), whereby the outstanding shares of OG&E Common Stock would be exchanged (the "Exchange") on a share-for-share basis for shares of the Registrant's Common Stock and OG&E would become the subsidiary of the Registrant; (ii) the Automatic Dividend Reinvestment and Stock Purchase Plan (the "Dividend Reinvestment Plan") of OG&E, which plan will be assumed by the Registrant following the effective date of the Exchange; and (iii) the Retirement Savings Plan of OG&E, which plan will be amended as of the Effective Date to require the issuance of the Registrant's Common Stock in lieu of OG&E's Common Stock.



     The Exchange was approved by OG&E's shareowners at a Special Meeting on November 16, 1995, and is expected to become effective on December 31, 1996 or as soon thereafter as all conditions prerequisite have been satisfied or waived. This Post-Effective Amendment No. 1-A pertains to 3,000,000 shares of the Registrant's Common Stock that were registered by Registration Statement No. 33-61699 and that will be issued by the Registrant pursuant to the Dividend Reinvestment Plan after the effective date.



     The Number "1" in the designation of this Post-Effective Amendment No. 1-A denotes that this Post-Effective Amendment relates only to shares of the Registrant's Common Stock to be issued or delivered pursuant to the Dividend Reinvestment Plan, and the letter "A" in such designation denotes that this is the first Post-Effective Amendment to the Registration Statement filed with respect to such shares. This system of designation will continue to be used for any future Post-Effective Amendments to the Registration Statement which may be filed by the Registrant relating to the shares of the Registrant's Common Stock which may be issued or delivered under the Dividend Reinvestment Plan, subject to the requirements of the Securities and Exchange Commission applicable from time to time.

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************



                 SUBJECT TO COMPLETION, DATED DECEMBER 13, 1996


PROSPECTUS


                                OGE ENERGY CORP.



                                3,000,000 SHARES


                                  COMMON STOCK


                        AUTOMATIC DIVIDEND REINVESTMENT
                            AND STOCK PURCHASE PLAN


     This Prospectus describes the Automatic Dividend Reinvestment and Stock Purchase Plan (the "Plan") of OGE Energy Corp. (the "Company"). The Plan replaces the previous dividend reinvestment plan of Oklahoma Gas and Electric Company ("OG&E"). If you were a participant in the OG&E plan, your participation was automatically continued in the Company Plan.



     As a result of the approval by OG&E shareowners of a corporate restructuring at a Special Meeting on November 16, 1995, the outstanding shares of common stock of OG&E were exchanged automatically on a share-for-share basis for common stock of the Company and OG&E became a subsidiary of the Company. The Plan will continue operation the same as before the restructuring, except that shares purchased will be Company common stock instead of OG&E common stock.



     The Plan is designed to provide investors with a convenient and economical way to purchase shares of the Company's common stock, par value $.01 per share ("Common Stock"), and to reinvest all or a portion of the cash dividends paid and interest payments made on the Company's Common Stock, and on all classes of its preferred stock or the cumulative preferred stock of OG&E and all series of OG&E's first mortgage bonds (the "Eligible Securities") in shares of Common Stock.


     PARTICIPANTS IN THE PLAN MAY:

     - Reinvest all or a portion of cash dividends paid or interest payments made on Eligible Securities registered in their names or Common Stock credited to their Plan accounts in shares of Common Stock.

     - Make an initial investment in Common Stock with a cash payment of at least $250 or, if already a holder of Eligible Securities, increase their investment in Common Stock by making optional cash payments at any time of at least $25 for any single investment, up to a maximum of $100,000 per calendar year.

     - Receive, upon written request, certificates for whole shares of Common Stock credited to their Plan accounts.

     - Deposit certificates representing Common Stock into the Plan for safekeeping.

     - Sell shares of Common Stock credited to their Plan accounts through the Plan.

     - Establish an IRA to hold their investments in Common Stock and contribute or roll over amounts to the IRA through a Plan account.


     Shares of Common Stock will be purchased under the Plan, at the option of the Company, from newly issued shares, shares held in the treasury of the Company or shares purchased in the open market. Any open market purchases will be effected through an Independent Agent (as hereinafter defined) selected by the Company. The Common Stock is listed on the New York and Pacific Stock Exchanges. The closing price of December 4, 1996 on the New York Stock Exchange was $41.375.



     The purchase price of newly issued or treasury shares of Common Stock purchased under the Plan for an Investment Date (as hereinafter defined) will be the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange Composite Tape as published in The Wall Street Journal for the trading day preceding that Investment Date. The price of shares of Common Stock purchased in the open market will be the weighted average price per share of the aggregate number of shares purchased in the open market for the relevant period. There will be no discount from these purchase prices offered for shares of Common Stock purchased under the Plan. The Company, however, will pay all brokerage commissions and service fees relating to shares of Common Stock purchased or sold in the open market.


     To the extent required by applicable law in certain jurisdictions, including Maine, Nebraska, New Hampshire, North Dakota and Rhode Island shares of Common Stock offered under the Plan to persons not presently record holders of Common Stock are offered only through a registered broker/dealer in such jurisdictions.


     This Prospectus is being provided both to present and prospective participants in the Plan. For present participants in the Plan, this Prospectus (including the materials incorporated by reference) provides more current information concerning the Company, OG&E and the Plan and is intended to replace the Prospectus of OG&E dated August 24, 1995. It is suggested that this Prospectus be retained for future reference.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                             ---------------------


                The date of this Prospectus is January   , 1997

                       OKLAHOMA GAS AND ELECTRIC COMPANY


     The Company was incorporated in Oklahoma on August 4, 1995, as the wholly-owned subsidiary of OG&E. Pursuant to a corporate restructuring approved by OG&E's shareowners at a Special Meeting on November 16, 1995, all outstanding shares of common stock of OG&E were exchanged on a share-for-share basis for shares of Common Stock of the Company and OG&E became a subsidiary of the Company. In connection with the restructuring, the Company assumed OG&E's Automatic Dividend Reinvestment and Stock Purchase Plan, which Plan as assumed is described herein.



     OG&E, the principal subsidiary of the Company, is the largest operating electric utility in Oklahoma, furnishing retail electric service in communities and contiguous rural and suburban territories in Oklahoma and western Arkansas. It also sells electric energy at wholesale for resale in these states.



     The Company's principal executive offices are located at 101 North Robinson, Post Office Box 321, Oklahoma City, Oklahoma 73101-0321; Telephone:
(405) 553-3000.


                     INFORMATION INCORPORATED BY REFERENCE


     The following documents, as filed with the Securities and Exchange Commission, are incorporated herein by reference: (i) Form 10-K Annual Report of OG&E for the year ended December 31, 1995, (ii) Form 10-Q Quarterly Reports of OG&E for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, (iii) Form 8-K Current Reports of OG&E dated May 17, 1996, June 3, 1996, October 16, 1996 and November 14, 1996, and (iv) Proxy Statement/Prospectus of the Company dated September 26, 1995, containing a description of the Company's Common Stock, including a description of the rights to purchase series A preferred stock that accompany each share of common stock pursuant to a Rights Agreement, dated August 7, 1995.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     The Company hereby undertakes to provide without charge to each person (including any beneficial owner) to whom this Prospectus has been delivered, on the request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than certain exhibits to such documents. Written or telephone requests for such copies should be directed to the Corporate Secretary, OGE Energy Corp., 101 North Robinson, Post Office Box 321, Oklahoma City, Oklahoma 73101-0321,
Telephone: (405) 553-3211.


                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information on file can be inspected at the public reference offices of the Commission currently at 450 Fifth Street, N.W., Washington, D.C.; 500 West Madison Street, Chicago, Illinois; and 7 World Trade Center, New York, New York; and copies of such material can be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information also are available on the Commission's Web site (http://www.sec.gov.). In addition, reports, proxy material and other information concerning the Company may be inspected at the Library of the New York Stock Exchange, 20 Broad Street, New York, New York, and at the office of the Pacific Stock

Exchange, 301 Pine Street, San Francisco, California, on which exchanges the Company's Common Stock is listed.

                            APPLICATION OF PROCEEDS

     Since purchases of Common Stock under the Plan may be satisfied by any of
(i) the purchase of new shares of Common Stock issued by the Company, (ii) the purchase of shares of Common Stock held in the Company's treasury, or (iii) the purchase of shares of Common Stock in the open market, the number of shares of Common Stock, if any, that the Company ultimately will sell under the Plan is not known. If newly issued or treasury shares of Common Stock are purchased under the Plan, the proceeds from such sales will be used for general corporate purposes, including, without limitation, to provide funds for the Company's construction program, the redemption, repayment or retirement of outstanding indebtedness of the Company or the advance or contribution of funds to one or more of the Company's subsidiaries to be used for their general corporate purposes, including, without limitation, the redemption, repayment or retirement of indebtedness of one or more of such subsidiaries. The Company will not receive any proceeds when shares of Common Stock are purchased under the Plan in the open market.

                                OGE ENERGY CORP.


            AUTOMATIC DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


     As a result of the corporate restructuring previously described, the Company has assumed and adopted the OG&E dividend reinvestment plan. The Plan will continue in operation the same as before the restructuring, except that shares purchased will be Company Common Stock instead of OG&E common stock. The following questions and answers summarize the provisions of the Plan as in effect on the date of this Prospectus.


1. WHAT IS THE PLAN?


     The Plan provides existing and potential investors in the Company or in OG&E with a simple and convenient method of purchasing shares of the Company's Common Stock without payment of any brokerage commission or service charge. The Plan also provides participants with a convenient way to reinvest all or a portion of the cash dividends paid and interest payments made on Eligible Securities in shares of Common Stock.


2. WHAT IS THE PURPOSE OF THE PLAN AND WHAT ARE SOME OF ITS ADVANTAGES AND DISADVANTAGES?

     Purpose -- The purpose of the Plan is to provide existing and potential investors in the Company with a convenient way to purchase shares of Common Stock and to reinvest all or a portion of the cash dividends paid and interest payments made on Eligible Securities in shares of Common Stock.

  Advantages

     - Interested investors, not already record or registered holders of Eligible Securities, may become Participants by making an initial minimum cash investment of at least $250 to purchase Common Stock through the Plan.

     - Record or registered holders of Eligible Securities not already Participants may become Participants by (i) electing to have dividend and interest payments on all or a portion of their Eligible Securities reinvested in Common Stock, (ii) depositing certificates representing Common Stock into the Plan for safekeeping or (iii) making an initial minimum cash investment of at least $25 to purchase Common Stock through the Plan.

     - In addition to having their dividend and interest payments on Eligible Securities reinvested in Common Stock, Participants may invest additional funds in Common Stock through optional cash investments of at least $25 for any single investment up to $100,000 per calendar year. Optional cash investments may be made by check, money order, wire transfer or electronic funds transfer from a predesignated bank account. Optional cash investments may be made occasionally or at regular intervals, as the Participant desires.

     - Funds invested in the Plan are fully invested in Common Stock through the purchase of whole shares and fractions of shares, and proportionate cash dividends on fractions of shares of Common Stock are used to purchase additional shares of Common Stock.

     - The Plan offers a "safekeeping" service whereby Participants may deposit, free of any service charges, certificates representing Common Stock held in certificate form into the Plan. Shares of Common Stock so deposited will be credited to the account of the Participant (an "Account"). This service can be selected by Participants without participating in any other feature of the Plan.

     - Participants may direct the Company, at any time and at no cost to such Participants, to transfer all or a portion of the shares of Common Stock credited to their Accounts (including those shares of Common Stock deposited into the Plan for safekeeping) to the Account of another Participant (or to set up an Account for a new Participant in connection with such transfer) or to send certificate(s) representing such shares to the Participant or another designated person or entity.

     - Quarterly statements ("Statements of Account") will be mailed to each Participant showing all transactions completed during the year to date, total shares of Common Stock credited to the Participant's Account and other information related to each such Participant's Account. Supplemental Statements of Account also will be mailed to Participants in the month following transactions in such Participants' Accounts.

     - Participants may direct that all, a portion or none of their dividend or interest payments on Eligible Securities, including shares of Common Stock purchased for a Participant under the Plan and shares of Common Stock deposited into the Plan for safekeeping, be reinvested in shares of Common Stock. Dividend and interest payments not reinvested will be paid in the usual manner.

     - Participants may sell shares of Common Stock credited to their Accounts (including those shares of Common Stock deposited into the Plan for safekeeping) through the Plan.

     - Participants may choose to establish an IRA to hold their investment in Common Stock and contribute or roll over amounts to the IRA through a Plan Account.

  Disadvantages

     - PARTICIPANTS HAVE NO CONTROL OVER THE PRICE, AND IN THE CASE OF SHARES OF COMMON STOCK PURCHASED OR SOLD IN THE OPEN MARKET BY AN INDEPENDENT AGENT, THE TIME, AT WHICH COMMON STOCK IS PURCHASED OR SOLD, RESPECTIVELY, FOR THEIR ACCOUNTS. Purchases in the open market generally will occur within 10 days of the relevant Investment Date. Funds not invested in Common Stock within 30 days after receipt will be promptly returned to Participants. Sales by Participants under the Plan will be made by an Independent Agent as soon as practicable after processing the sales request. Therefore, Participants bear the market risk associated with fluctuations in the price of the Common Stock. (See the answers to Questions 7, 8, 9, 13 and 16.)

     - No interest will be paid on funds held by the Administrator (as hereinafter defined) pending investment under the Plan.

     - Optional and initial cash investments must be received by the Administrator no later than two business days prior to an Investment Date to be invested for that Investment Date. Otherwise, the investment may be held by the Administrator and invested for the next Investment Date. Optional and initial cash investments need not be returned to Participants unless a written request is received by the Administrator no later than two business days prior to the applicable Investment Date. (See the answer to Question 7.)

3. WHO ADMINISTERS THE PLAN AND WHAT ARE SOME OF THE FUNCTIONS PERFORMED BY THE ADMINISTRATOR?


     Administration of the Plan is conducted by the individual (who may be an employee of the Company), bank, trust company or other entity (including the Company) appointed from time to time by the Company to act as administrator of the Plan (the "Administrator"). Liberty Bank and Trust Company of Oklahoma City, N.A. will be the initial Administrator. The Administrator is responsible for administering the Plan, receiving all cash investments made by Participants, maintaining records of each Participant's Account activities, issuing Statements of Account and performing other duties required by the Plan. The Administrator or its nominee, as custodian, will hold one or more certificates registered in its name representing the aggregate number of whole shares of Common Stock purchased under, or deposited for safekeeping into, the Plan and credited to Participants' Accounts. Normally, certificates for shares purchased under the Plan will not be issued to Participants. The number of shares credited to your account under the Plan will be shown on your Statement of Account. However, subject to the conditions in the answers to Questions 10 and 11 regarding withdrawal of shares, certificates for any number of whole shares credited to your Account under the Plan will be issued to you upon your written request to the Administrator. Any remaining whole and fractional shares will continue to be credited to your Account. Certificates for fractional shares will not be issued.

     The Administrator or another agent selected by the Company (an "Independent Agent") that is an "agent independent of the issuer," as that term is defined in the rules and regulations under the Exchange Act, will purchase shares of Common Stock in the open market. The Independent Agent is responsible for purchasing and selling shares of Common Stock in the open market for Participants' Accounts in accordance with the provisions of the Plan.

     Participants may contact the Administrator by writing:

         Liberty Bank and Trust Company of Oklahoma City, N.A.
         Stock Transfer Department
         P.O. Box 25848
         Oklahoma City, Oklahoma 73125-0848

or by telephoning toll-free (800) 395-2662 ext. 6711 or, if calling locally,
(405) 231-6711 between 8 a.m. and 4:30 p.m., Monday through Friday, Central
Time.

4. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

     Any person or entity, whether or not a record holder of Common Stock, is eligible to participate in the Plan, provided that (i) such person or entity fulfills the prerequisites for participation described below in the answer to Question 5 and (ii) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to the Company, the Plan and the Participant.

5. HOW DOES AN ELIGIBLE PERSON OR ENTITY PARTICIPATE?


     HOLDERS OF COMMON STOCK CURRENTLY PARTICIPATING IN OG&E'S AUTOMATIC DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN WHICH IS BEING REPLACED BY THE PLAN (BY MEANS OF AMENDMENT AND RESTATEMENT), WILL AUTOMATICALLY BE PARTICIPANTS IN THE PLAN WITHOUT SENDING IN A NEW ENROLLMENT FORM ("ENROLLMENT FORM"). HOWEVER, PARTICIPANTS WHO WISH TO CHANGE THEIR PARTICIPATION IN ANY WAY (E.G., FROM PARTIAL TO FULL REINVESTMENT) MUST SUBMIT A NEW ENROLLMENT FORM.


     After being furnished with a copy of this Prospectus, eligible applicants may join the Plan at any time by completing and signing an Enrollment Form in the manner set forth below. REQUESTS FOR COPIES OF ENROLLMENT FORMS, AS WELL AS COPIES OF OTHER PLAN FORMS AND THIS PROSPECTUS, SHOULD BE MADE IN WRITING OR BY TELEPHONE TO THE ADMINISTRATOR'S ADDRESS AND TELEPHONE NUMBERS LISTED IN THE ANSWER TO QUESTION 3 ABOVE. RECORD OR REGISTERED HOLDERS OF ELIGIBLE SECURITIES SHOULD BE SURE TO SIGN THEIR NAME(S) ON THE ENROLLMENT FORM EXACTLY AS THEY APPEAR ON THEIR CERTIFICATES OR INSTRUMENTS.

     In order to become a Participant in the Plan, an eligible applicant must complete and sign an Enrollment Form and return it to the Administrator and (i) elect to have cash dividends paid or interest payments made on Eligible Securities (see the answer to Question 6 for a list of Eligible Securities) of which such applicant is the record or registered holder invested in Common Stock (see the answer to Question 9), (ii) deposit certificates representing shares of Common Stock into the Plan for safekeeping (see the answer to Question 15) or
(iii) make an initial cash investment (see the answer to Question 7).

     Beneficial owners of Eligible Securities registered in "street name" (e.g., in the name of a bank, broker or trustee) may participate in the Plan with respect to such securities by either (i) transferring those Eligible Securities which they wish to be subject to the Plan into their own name and depositing shares of Common Stock into the Plan for safekeeping and/or electing to reinvest cash dividend or interest payments on such Eligible Securities in Common Stock (see the answer to Question 17) or (ii) making arrangements with the record or registered holder (e.g., their bank, broker or trustee, who will become the Participant) of such securities to participate in the Plan on the beneficial owner's behalf.

     A person will become a Participant after a properly completed Enrollment Form has been received and accepted by the Administrator. If you are a holder of Common Stock and your Enrollment Form is received by the Administrator on or before the record date for payment of a cash dividend on Common Stock (dividend record dates for Common Stock normally are expected to be the tenth day of January, April, July and October), that cash dividend and all future cash dividends payable on your Common Stock will be used by the Administrator to buy shares of Common Stock for your account under the Plan to the extent requested by you. See the answer to Question 9. If your Enrollment Form is not received on or before the record date for a cash dividend on Common Stock, the dividend will be paid to you in cash and the reinvestment of your dividends under the Plan will begin with the next cash dividend payment on the Common Stock. Thus, for example, an October 30 cash dividend will be used to purchase shares of Common Stock under the Plan only if your Enrollment Form is received on or before October 10.



     If you are a holder of any class of the Company's preferred stock or OG&E Preferred Stock and your Enrollment Form is received by the Administrator on or before the record date for payment of a cash dividend on your Preferred Stock (dividend record dates for the Preferred Stock normally are the last business day of December, March, June and September), that cash dividend and all future cash dividends payable on your Preferred Stock will be used by the Administrator to purchase shares of Common Stock for your account under the Plan to the extent requested by you. See the answer to Question 9. Dividend payment dates for the OG&E 4% Preferred Stock normally are the 15th day of January, April, July and October. Dividend payment dates for all other classes of OG&E Preferred Stock normally are the 20th day of January, April, July and October. If your Enrollment Form is not received on or before the record date for the applicable dividend payment date, the dividend will be paid to you in cash and your participation in the Plan with respect to the reinvestment of dividends on your Preferred Stock will begin on the next cash dividend payment date on your Preferred Stock. Thus, for example, an April 15 dividend on the OG&E 4% Preferred Stock will be used to purchase shares of Common Stock under the Plan only if your Enrollment Form is received on or before March 31.



     If you are a holder of any series of first mortgage bonds of OG&E and your Enrollment Form is received by the Administrator on or before the record date for an interest payment on your first mortgage bonds, that interest payment and all future interest payments on your first mortgage bonds will be used by the Administrator to purchase shares of Common Stock for your account under the Plan to the extent requested by you. See the answer to Question 9. Interest payments on OG&E's first mortgage bonds are generally made on the 1st or 15th day of the relevant month.


6. WHAT SECURITIES ARE ELIGIBLE FOR AUTOMATIC DIVIDEND REINVESTMENT UNDER THE PLAN?


     The Company's Common Stock, all classes of its preferred stock and OG&E's Preferred Stock and all series of OG&E's first mortgage bonds are "Eligible Securities" under the Plan.



     In addition, the Company may from time to time designate, in its sole discretion, other equity or debt securities of the Company or OG&E as Eligible Securities by notifying the Administrator in writing of such designation.


7. HOW DO INTERESTED INVESTORS AND PARTICIPANTS MAKE INITIAL CASH INVESTMENTS AND OPTIONAL CASH INVESTMENTS?

     Initial Investments. Interested investors, whether or not record or registered holders of Eligible Securities, may become Participants by making an investment through the Plan as hereinafter described. ELIGIBLE APPLICANTS WHO ARE NOT RECORD OR REGISTERED HOLDERS OF ELIGIBLE SECURITIES MUST INCLUDE A MINIMUM INITIAL CASH INVESTMENT OF AT LEAST $250 WITH THEIR COMPLETED ENROLLMENT FORM. ELIGIBLE APPLICANTS WHO ARE RECORD OR REGISTERED HOLDERS OF ELIGIBLE SECURITIES WHO DO NOT ELECT TO HAVE DIVIDENDS OR INTEREST PAYMENTS REINVESTED AND WHO DO NOT DEPOSIT CERTIFICATES REPRESENTING COMMON STOCK IN THE PLAN FOR SAFEKEEPING MUST INCLUDE A MINIMUM INITIAL CASH INVESTMENT OF AT LEAST $25 WITH THEIR COMPLETED ENROLLMENT FORM. Such investments may be made by personal check, money order or wire transfer payable to Liberty Bank and Trust Company of Oklahoma City, N.A., and must be received no later than two business days before an Investment Date in order to be invested on that Investment Date. DO NOT SEND CASH. Interested investors making wire transfers should contact the Administrator for wire instructions and may be charged fees by the commercial bank initiating the transfer.

     Optional Cash Investments -- General. Participants may make optional cash investments by personal check, money order, wire transfer or electronic funds transfer from a predesignated bank account, as described below. Optional cash investments must be at least $25 for any single investment. There is no obligation to make any optional cash investment and the amount and timing of such investments may vary from time to time.

     Optional cash investments may not exceed $100,000 in the aggregate per calendar year (the "Maximum Amount"), which amount may be invested all at one time. In determining whether the Maximum Amount has been reached, initial investments will be counted as optional cash investments.

     Optional Cash Investments -- Check, Money Order or Wire Transfer. Participants may make optional cash investments by delivering to the Administrator (i) a completed optional cash investment stub which will be attached to each Participant's quarterly Statement of Account or an Enrollment Form and (ii) a personal check, money order or wire transfer payable to Liberty Bank and Trust Company of Oklahoma City, N.A. DO NOT SEND CASH. Participants making wire transfers should contact the Administrator for wire instructions and may be charged fees by the commercial bank initiating the transfer.


     In addition, Participants who are customers of OG&E may also make optional cash payments by including with their electric bill an amount designated as a contribution to the Plan. Such money so received by OG&E will be transferred to the Administrator promptly.


     Optional Cash Investments -- Electronic Transfer from Bank Account. Participants may make automatic investments of a specified amount (not less than $25 per month) by electronic funds transfer from a pre-designated U.S. bank account.

     To initiate automatic deductions, the Participant must complete and sign an Automatic Deduction Form and return it to the Administrator together with a voided blank check for the account from which funds are to be drawn. Automatic Deduction Forms may be obtained from the Administrator. Forms will be processed and will become effective as promptly as practicable.

     Once automatic deduction is initiated, funds will be drawn from the Participant's designated bank account two business days prior to the relevant Investment Date and will be invested in Common Stock for that Investment Date.

     Participants may change or terminate automatic deduction by completing and submitting to the Administrator a new Automatic Deduction Form. To be effective with respect to a particular Investment Date, however, the new Automatic Deduction Form must be received by the Administrator at least five business days preceding such Investment Date.

     NO INTEREST WILL BE PAID ON AMOUNTS HELD PENDING INVESTMENT.

8. WHEN WILL INITIAL AND OPTIONAL CASH INVESTMENTS BE APPLIED TO THE PURCHASE OF COMMON STOCK?

     An Investment Date (as defined below) will occur twice every month. Optional and initial cash investments will be invested in Common Stock for the first Investment Date following their receipt by the Administrator; provided, that such investments must be received by the Administrator no later than two business days prior to an Investment Date to be invested for that Investment Date. Otherwise, the investment may be held by the Administrator and invested for the next Investment Date. NO INTEREST WILL BE PAID ON FUNDS HELD BY THE ADMINISTRATOR PENDING INVESTMENT. Accordingly, Participants and interested investors should transmit cash investments so as to reach the Administrator shortly (but not less than two business days) before an Investment Date. The Administrator will make every effort to invest funds in Common Stock as soon as practicable for each Investment Date. To the extent that the funds are invested to purchase shares of Common Stock in the open market or from private sources, the

Administrator will purchase such shares within 10 days of the relevant Investment Date, except where and to the extent necessary under any applicable federal securities laws or other government or stock exchange regulations. To the extent that the funds are invested to purchase shares of Common Stock directly from the Company, the Administrator will purchase such shares for Participants' Accounts as of the close of business on the relevant Investment Date.

     An "Investment Date" under the Plan will be, (i) the 1st business day of the month and (ii) the 15th day of the month or, if that day is not a business day, the business day immediately preceding that day.

     Upon a Participant's written request, received by the Administrator no later than two business days prior to the applicable Investment Date, a cash investment not already invested in Common Stock will be returned to the Participant. However, no refund of a check or money order will be made until the funds from such instruments have been actually collected by the Administrator. Accordingly, such refunds may be significantly delayed. If the written request to stop investment is not received by the Administrator at least two business days prior to an Investment Date, any cash investment then held by the Administrator will be invested in Common Stock on such Investment Date.

     Optional and initial cash investments, pending investments pursuant to the Plan, will be credited to a Participant's Account and held in a trust account which will be separated from any other funds or monies of the Company. Cash investments not invested in Common Stock within 30 days of receipt will be promptly returned to the Participant. All cash investments are subject to collection by the Administrator of full face value in U.S. funds. The method of delivery of any cash investment is at the election and risk of the Participant or interested investor and will be deemed received when actually received by the Administrator. If the delivery is by mail, it is recommended that the Participant or interested investor use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Investment Date.

     CASH DIVIDENDS PAID ON SHARES OF COMMON STOCK CREDITED TO A PARTICIPANT'S ACCOUNT THAT WERE PURCHASED THROUGH THE PLAN WITH OPTIONAL AND INITIAL CASH INVESTMENTS WILL AUTOMATICALLY BE REINVESTED IN SHARES OF COMMON STOCK UNLESS THE PARTICIPANT NOTIFIES THE ADMINISTRATOR OTHERWISE BY NOTATION ON THE STUB PORTION OF THE PARTICIPANT'S STATEMENT OF ACCOUNT OR COMPLETED ENROLLMENT FORM, AS THE CASE MAY BE.

     Funds payable to a Participant or an interested investor as a result of the redemption, tender or maturity, including accrued interest and premium, if any, of any of the Eligible Securities of which such Participant or interested investor is the record or registered holder may be invested in Common Stock through the Plan at the request of such holder by delivering a properly completed Enrollment Form covering such Eligible Securities to the Administrator. Any amounts invested in Common Stock through the Plan as described in the previous sentence will be treated as optional cash investments in determining whether the Maximum Amount has been reached.

9. HOW AND WHEN ARE CASH DIVIDENDS AND INTEREST PAYMENTS ON ELIGIBLE SECURITIES REINVESTED?

     Participants may elect to invest in Common Stock by reinvesting all or a portion of cash dividends paid and interest payments made on all or a portion of Eligible Securities registered in their names, Common Stock purchased through the Plan and credited to their Accounts and Common Stock deposited into the Plan for safekeeping, by designating such election on their Enrollment Form. IF A PARTICIPANT DOES NOT MAKE AN ELECTION, CASH DIVIDENDS PAID ON SHARES OF COMMON STOCK CREDITED TO A PARTICIPANT'S ACCOUNT THAT WERE PURCHASED THROUGH THE PLAN OR DEPOSITED INTO THE PLAN FOR SAFEKEEPING WILL AUTOMATICALLY BE REINVESTED IN SHARES OF COMMON STOCK. Participants electing partial reinvestment of cash dividends and interest payments on any Eligible Securities must designate the specific security for which such partial reinvestment is desired and the whole number of shares or whole dollar amount of first mortgage bonds for which reinvestment is desired. Once a Participant elects reinvestment, cash dividends and interest payments made on the designated Eligible Securities will be reinvested in shares of Common Stock. THE

AMOUNT SO REINVESTED WILL BE REDUCED BY ANY AMOUNT WHICH IS REQUIRED TO BE WITHHELD UNDER ANY APPLICABLE TAX OR OTHER STATUTES. If the Participant has specified partial reinvestment, that portion of cash dividends and interest payments not designated for reinvestment will be sent to the Participant by check in the usual manner or with regard to the partial reinvestment of cash dividends on Common Stock credited to the Participant's Account, by electronic direct deposit, if the Participant has elected the direct deposit option (see the answer to Question 12).

     Dividends and interest payments will be invested in Common Stock for the first Investment Date following such payment. (See the answers to Questions 8 and 13.) Dividend and interest payments not invested in Common Stock within 30 days of receipt will be promptly returned to the Participant. Cash dividend and interest payment reinvestment amounts, pending investment pursuant to the Plan, will be credited to a Participant's Account and held in a trust account which will be separated from any other funds or monies of the Company. NO INTEREST WILL BE PAID ON SUCH FUNDS HELD BY THE ADMINISTRATOR PENDING INVESTMENT.

10. HOW DOES A PARTICIPANT CHANGE PARTICIPATION IN, OR WITHDRAW SHARES FROM, THE PLAN?

     Participants may change their reinvestment options, including (i) changing the reinvestment level (i.e., full, partial or none) of cash dividend and interest payments on Eligible Securities and (ii) changing the designation of Eligible Securities on which cash dividend or interest payments are subject to reinvestment, by delivering written instructions or a new Enrollment Form to that effect to the Administrator.

     Participants may withdraw some or all of the Common Stock credited to their Accounts from the Plan at any time by delivering withdrawal instructions to the Administrator. It is suggested that the stub portion of the Statement of Account be used to notify the Administrator of such withdrawal instructions. In addition, if the Participant will not be the record holder of the Common Stock after withdrawal, a stock assignment (stock power) and other necessary documentation must accompany the stub portion of the Statement of Account. Upon the Administrator's receipt of the proper documentation, certificates representing the designated Common Stock will be sent to the Participant, the Participant's broker or any other person that the Participant has designated.

11. WHEN MAY A PARTICIPANT CHANGE PARTICIPATION IN, OR WITHDRAW SHARES FROM, THE PLAN?

     Any Participant may change participation in, or withdraw from, the Plan at any time.

     To be effective with respect to a particular cash dividend or interest payment, any instructions to change reinvestment options must be received by the Administrator at least five business days prior to the payment date relating to such cash dividend or interest payment. If such instructions are not received by the Administrator at least five business days prior to the payment date, the instructions will not become effective until after such dividend or interest is paid. The shares of Common Stock purchased with such funds will be credited to the Participant's Account.

     Except as described in the following sentence, if the properly completed withdrawal instructions with regard to shares of Common Stock credited to a Participant's Account are received on or after an ex-dividend date but before the related Dividend Payment Date, the withdrawal will be processed as described above in the answer to Question 10 and a separate check for the dividends will be mailed to the Participant following the Dividend Payment Date. If the properly completed withdrawal instructions with regard to shares of Common Stock credited to a Participant's Account on which cash dividends are being reinvested are not received by the Administrator at least five business days prior to a Dividend Payment Date, the dividends paid on the Dividend Payment Date will be invested in Common Stock through the Plan, and (i) if the Participant's withdrawal instructions cover less than all of the shares of Common Stock credited to such Participant's Account, the newly purchased shares will be credited to such Participant's Account or (ii) if the Participant's withdrawal instructions cover all of the shares of Common Stock credited to such Participant's Account, the withdrawal instructions will not be processed until after the dividends have been invested in Common Stock through the Plan, at which time certificates representing all of the shares credited to such Participant's Account, including the newly purchased shares, will be sent to the Participant or other designated recipient.

(See the answer to Question 18 for the reinvestment level of dividends on shares of Common Stock credited to a Participant's Account after a withdrawal.)

     Certificates representing whole shares of Common Stock withdrawn from the Plan will be sent to the Participant or designated recipient by First Class Mail as soon as practicable following the Administrator's receipt of the required documentation, subject to the provisions of the preceding paragraph. Alternatively, a Participant may request in writing the Administrator to sell all or a portion of the Participant's shares, both whole and fractional, that are held in the Participant's Account under the Plan. Subject to the conditions expressed herein regarding the processing of withdrawals, such sale shall be effected by the Independent Agent in accordance with the answer to Question 16. Withdrawal of shares of Common Stock does not affect reinvestment of cash dividends on the shares withdrawn unless (i) the Participant is no longer the record holder of such shares, (ii) the reinvestment is specifically discontinued by the Participant (see the answer to Question 10) or (iii) the Participant terminates participation in the Plan (see the answer to Question 20).

12. CAN PARTICIPANTS HAVE A PORTION OF THEIR CASH DIVIDENDS DEPOSITED DIRECTLY INTO THEIR BANK ACCOUNTS?

     Participants who elect not to reinvest all or any portion of cash dividends on shares of Common Stock credited to their Accounts may receive such cash dividends by electronic deposit to the Participants' predesignated bank, savings, or credit union accounts. To receive a direct deposit of funds, Participants must complete and sign a Direct Deposit Authorization Form and return it to the Administrator. Direct deposit will become effective as promptly as practicable after receipt of a completed Direct Deposit Authorization Form. Changes in designated direct deposit accounts may be made by delivering a completed Direct Deposit Authorization Form to the Administrator.

     Cash dividends on shares of Common Stock not designated for reinvestment and not directly deposited will be paid by check on the applicable Dividend Payment Date.

13. WHAT IS THE SOURCE OF SHARES PURCHASED UNDER THE PLAN?

     Shares of Common Stock purchased for Participants under the Plan will be either newly issued shares or shares held in the treasury of the Company or, at the Company's option, shares of Common Stock purchased in the open market by an Independent Agent. The primary consideration in determining the source of funds is expected to be the Company's need to increase equity capital. If the Company does not need to raise funds externally or if financing needs are satisfied using non-equity sources of funds to maintain the Company's targeted capital structure, shares of Common Stock purchased for Participants under the Plan will be purchased in the open market, subject to the limitation discussed below for changing the source of shares of Common Stock. As of the date of this Prospectus, shares of Common Stock purchased for Participants under the Plan are being purchased in the open market by an Independent Agent. The Plan limits the Company from changing its determination regarding the source of purchases of the shares (i.e., from the Company or in the open market) more than once in any 12-month period. At any time that shares of Common Stock are purchased for Participants under the Plan in the open market, the Company will not exercise its right to change the source of purchase of shares of Common Stock absent a determination by the Company's Board of Directors or Chief Financial Officer that the Company has a need to increase equity capital or there is another compelling reason for such change. Participants will be notified of any change in the source of shares.

     Purchases of shares of Common Stock from the Company, whether newly issued or treasury shares, will be made on the relevant Investment Date at the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange Composite Tape as published in The Wall Street Journal for the trading date preceding the Investment Date. In the event no trading is reported for the trading day, the purchase price may be determined by the Company on the basis of such market quotations as it deems appropriate. No brokerage commissions or service fees will be charged on shares acquired directly from the Company.

     Purchases in the open market generally will occur within 10 days of the relevant Investment Date, except where and to the extent necessary under any applicable federal securities laws or any other governmental or stock exchange regulations. Funds not invested in Common Stock within 30 days of receipt will be promptly returned to Participants. The price of any shares of Common Stock purchased in the open market for Participants will be the weighted average price per share of the aggregate number of shares purchased for the relevant Investment Date. All brokerage costs and service fees for shares acquired on the open market will be paid by the Company.

     With regard to open market purchases of shares of Common Stock by an Independent Agent, none of the Company, the Administrator (if it is not also the Independent Agent) nor any Participant will have any authority or power to direct the time or price at which shares may be purchased, the markets on which the shares are to be purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions), or the selection of the broker or dealer (other than any Independent Agent) through or from whom purchases may be made. The Independent Agent may commingle each Participant's funds with those of other Participants for the purpose of executing purchase and sale transactions and may offset purchases of shares against sales of shares to be made for Participants under the Plan with respect to the same Investment Date, resulting in a net purchase or a net sale of shares. Dividend and voting rights will commence upon settlement, whether shares are purchased from the Company or any other source.

14. HOW MANY SHARES WILL BE PURCHASED FOR THE PARTICIPANT?

     The number of shares (including any fraction of a share rounded to four decimal places) of Common Stock credited to the Account of a Participant for a particular Investment Date will be determined by dividing the total amount of cash dividends, interest payments, optional cash investments and/or initial cash investments to be invested for such Participant on such Investment Date by the relevant purchase price per share as determined in the answer to Question 13 above.

15. CAN A PARTICIPANT DEPOSIT SHARES WITH THE ADMINISTRATOR FOR SAFEKEEPING?

     At the time of enrollment, or at any later time, Participants may take advantage of the Plan's cost-free safekeeping services. Common Stock held in certificate form by a Participant may be deposited into the Plan, to be held by the Administrator or its nominee, by delivering a completed Enrollment Form and such certificates to the Administrator. Such certificates should not be endorsed. The Company strongly recommends that certificates be sent by registered or certified mail, with adequate insurance. However, the method used to submit certificates to the Administrator is at the option and risk of the Participant.

     The shares of Common Stock so deposited will be transferred into the name of the Administrator or its nominee, as custodian, and credited to the Participant's Account. Thereafter, such shares of Common Stock will be treated in the same manner as shares of Common Stock purchased under the Plan and credited to the Participant's Account. References herein to shares of Common Stock credited to a Participant's Account will include shares of Common Stock deposited into the Plan for safekeeping unless otherwise indicated. CASH DIVIDENDS PAID ON SHARES OF COMMON STOCK CREDITED TO A PARTICIPANT'S ACCOUNT THAT WERE DEPOSITED INTO THE PLAN FOR SAFEKEEPING WILL AUTOMATICALLY BE REINVESTED IN SHARES OF COMMON STOCK UNLESS THE PARTICIPANT NOTIFIES THE ADMINISTRATOR OTHERWISE ON THE ENROLLMENT FORM.

16. CAN PARTICIPANTS SELL SHARES OF COMMON STOCK CREDITED TO THEIR ACCOUNTS?

     Participants may request, at any time, that all or a portion of the shares of Common Stock credited to their Accounts be sold by delivering sale instructions to the Administrator. It is suggested that the stub portion of the Statement of Account be used to notify the Administrator of such sale instructions. ONLY WHOLE SHARES OF COMMON STOCK CREDITED TO A PARTICIPANT'S ACCOUNT MAY BE SOLD UNDER THE PLAN. The Administrator will forward the sale instructions to an Independent Agent within five business days of receipt (except as described in the following paragraph). An Independent Agent will sell such shares as soon as practicable after processing the request and will transmit to the Participant the proceeds of the sale. Sale requests may be accumulated, but sales transactions generally are made at least once a week on the open market at prevailing market prices. The applicable sales price will be the average price of all shares sold by the Independent Agent on that day or, if the sale is to the Plan, the closing price on the date the Participant's sale request is executed. Proceeds of shares of Common Stock sold through the Plan will be paid to the Participant by check. The Independent Agent may commingle each Participant's funds with those of other Participants for the purpose of executing sale and purchase transactions and may offset sales of shares against purchases of shares to be made for Participants under the Plan with respect to the same Investment Date, resulting in a net purchase or a net sale of shares.

     Except as described in the following sentence, if instructions for the sale of shares of Common Stock are received by the Administrator on or after an ex-dividend date but before the related Dividend Payment Date, the sale will be processed as described above and a separate check for the dividends will be mailed to the Participant following the Dividend Payment Date. If instructions for the sale of shares of Common Stock on which cash dividends are being reinvested are not received by the Administrator at least five business days prior to a Dividend Payment Date, the dividends paid on that Dividend Payment Date will be invested in Common Stock through the Plan, and (i) if the Participant's sale instructions cover less than all of the shares of Common Stock credited to such Participant's Account, the newly purchased shares will be credited to such Participant's Account or (ii) if the Participant's sale instructions cover all of the shares of Common Stock credited to such Participant's Account, the sale instructions will not be processed until after the dividends have been invested in Common Stock through the Plan at which time all of the shares credited to such Participant's Account, including the newly purchased shares, will be sold and the proceeds transmitted to the Participant.

17. HOW DOES A PARTICIPANT TRANSFER ELIGIBLE SECURITIES?

     From a Broker -- Owners of Eligible Securities held beneficially in "street name" may participate in the Plan with respect to such securities by either (i) transferring those Eligible Securities which they wish to be subject to the Plan into their own name and depositing shares of Common Stock into the Plan for safekeeping and/or electing to reinvest cash dividend or interest payments on such Eligible Securities in Common Stock or (ii) making arrangements with the record or registered holder (e.g., their bank, broker or trustee, who will become the Participant) of such securities to participate in the Plan on the beneficial owner's behalf. In order to transfer such securities under clause
(i), a Participant must instruct the "street name" holder to transfer the Eligible Securities to the Participant or in the case of Common Stock to be deposited into the Plan for safekeeping, to the Administrator for credit to the Participant's Account. If the person is already a Participant, the Eligible Securities must be transferred to the Participant in the same name in which the Participant's Account is registered. If the person does not have an Account, participation in the Plan will commence when the Eligible Securities are registered in such person's name and a properly completed Enrollment Form is received by the Administrator.

     To a Broker -- Participants wishing to transfer all or any part of the shares of Common Stock credited to their Accounts to a brokerage account may do so by delivering to the Administrator transfer instructions and a stock assignment (stock power) and other necessary documents, acceptable to the Administrator. The transfer instructions must specify the whole number of shares of Common Stock, if less than all of such shares credited to the Participant's Account and the name and address of the brokerage firm to which the shares are to be transferred, including the name of the specific broker handling the account and the broker's telephone number. It is suggested that the stub portion of the Statement of Account be used to provide such transfer instructions. The transfer will be handled as withdrawals described in the answers to Questions 10 and 11.

     Gift or Transfer of Shares of Common Stock Within the Plan -- If a Participant wishes to transfer, whether by gift, private sale or otherwise, ownership of all or a part of the shares of Common Stock credited to such Participant's Account to the Account of another Participant or to establish by such transfer an Account for a person or entity not already a Participant, the Participant may do so by delivering to the Administrator transfer instructions and a stock assignment (stock power) and other necessary documents. It is suggested that the stub portion of the Statement of Account be used to provide such transfer instructions. The transfer will be effected as soon as practicable following the Administrator's receipt of the required documentation, subject to the provisions of the second paragraph under the answer to Question 11. No fraction of a share of Common Stock credited to a Participant's Account may be transferred unless the Participant's entire Account is transferred. Requests for interaccount transfers are subject to the same requirements as for the transfer of securities generally, including the requirement of a guarantee of signature on the stock assignment. Stock power forms are available at local banks, brokerage firms and from the Administrator. (See the answer to Question 18 for the reinvestment level of dividends on shares of Common Stock credited to a Participant's Account after a transfer.)

     Shares of Common Stock so transferred will be credited to the transferee's Account. Unless a transferee who is already a Participant otherwise directs the Administrator in writing by completion of an Enrollment Form, the reinvestment of cash dividends on the transferred shares will be made in proportion to the reinvestment level (i.e., full, partial or none) of the other shares of Common Stock credited to the transferee's Account. If the transferee is not already a Participant, an Account will be opened in the transferee's name and the transferee may make elections with regard to reinvestment of cash dividends on such transferred shares and other services provided by the Plan on the Enrollment Form that is provided. If such transferee does not make a reinvestment election, all dividends on such transferred shares will be reinvested to purchase shares of Common Stock. Unless otherwise requested by the transferor, transferees will be sent a Statement of Account showing the transfer of such shares into their Accounts. The transferor may request that such Statement of Account be returned to the transferor for personal delivery.

18. FOLLOWING THE WITHDRAWAL, SALE OR TRANSFER OF SHARES UNDER THE PLAN, HOW WILL DIVIDENDS ON ANY REMAINING SHARES CREDITED TO AN ACCOUNT BE REINVESTED?

     If a Participant is reinvesting cash dividends paid on only a portion of the shares of Common Stock credited to the Participant's Account through the Plan and the Participant elects to sell, withdraw or transfer a portion of such shares, cash dividends on the remainder of the shares credited to the Participant's Account, up to the number of shares designated for reinvestment prior to such sale, withdrawal or transfer, will continue to be reinvested through the Plan, except where the Participant gives specific instructions to the contrary in connection with such sale, withdrawal or transfer. For example, if a Participant who had elected to have cash dividends reinvested through the Plan on 50 shares of a total of 100 shares of Common Stock credited to the Participant's Account elected to sell, withdraw or transfer 25 shares, cash dividends on 50 shares of the remaining 75 shares credited to the Account would be reinvested through the Plan. If instead the Participant elected to sell, withdraw or transfer 75 shares, cash dividends on the remaining 25 shares credited to the Account would be reinvested through the Plan.

19. WHAT REPORTS WILL BE SENT TO PARTICIPANTS?

     Each Participant will receive a quarterly Statement of Account showing all transactions for the Participant's Account during the current calendar year, the number of shares of Common Stock credited to the Account, the amount of cash held in the Account and other information for the Account. Supplemental Statements of Account will be provided in months where the Participant has made an optional cash investment, deposited, transferred or withdrawn shares of Common Stock or had cash dividend or interest payments reinvested in Common Stock. PARTICIPANTS SHOULD RETAIN THESE STATEMENTS OF ACCOUNT IN ORDER TO ESTABLISH THE COST BASIS, FOR TAX PURPOSES, FOR SHARES OF COMMON STOCK ACQUIRED UNDER THE PLAN.

     Participants will receive copies of all communications sent to holders of Common Stock. This may include annual reports to shareowners, proxy material, consent solicitation material and Internal Revenue Service information, if appropriate, for reporting dividend income. All notices, Statements of Account and other communications from the Administrator to Participants will be addressed to the latest address of record; therefore, it is important that Participants promptly notify the Administrator of any change of address.

20. HOW DOES A PARTICIPANT TERMINATE PARTICIPATION IN THE PLAN?

     A Participant may at any time terminate participation in the Plan by notifying the Administrator. Unless otherwise indicated, a request to terminate participation will be treated as a withdrawal as described in the answers to Questions 10 and 11. Upon the Administrator's receipt of such written notification, the Participant will receive (i) a certificate for all of the whole shares of Common Stock credited to the Participant's

Account, (ii) any dividends, interest payments and cash investments credited to the Participant's Account and (iii) a check representing the proceeds of the sale of any fraction of a share of Common Stock credited to the Participant's Account.

     Alternatively, a Participant may terminate participation and request that all of the shares of Common Stock credited to the Participant's Account be sold by the Administrator. It is suggested that this request be indicated on the stub portion of the Statement of Account. A request to terminate participation and sell the shares will be treated as a sale as described in the answer to Question 16.

21. WHO PAYS THE COSTS FOR ADMINISTERING THE PLAN?

     The Company will pay all administrative costs and expenses associated with the Plan (other than administrative fees associated with maintaining an IRA account, see the answer to Question 23) and will pay all brokerage commissions and service fees for shares purchased or sold on the open market. There will be no brokerage commissions or related service charges for shares of Common Stock purchased directly from the Company.

22. WHAT HAPPENS IF THE COMPANY ISSUES A STOCK DIVIDEND, DECLARES A STOCK SPLIT, OR HAS A RIGHTS OFFERING?

     Any shares distributed by the Company as a stock dividend on shares (including fractional shares) credited to a Participant's Account under the Plan, or upon any split of such shares, will be credited to the Participant's Account. Stock dividends or splits distributed on all other shares held by a Participant and registered in the Participant's own name will be mailed directly to the Participant. In a rights offering, a Participant's entitlement will be based upon the Participant's total holdings, including those credited to the Participant's Account under the Plan. Rights applicable to shares credited to a Participant's Account under the Plan will be sold by the Independent Agent and the proceeds will be credited to the Participant's Account under the Plan and applied as an optional cash payment to the purchase of shares. Any Participant who wishes to exercise, transfer or sell the rights applicable to the shares credited to the Participant's Account under the Plan must request, prior to the record date for the issuance of any such rights, that the whole shares credited to the Participant's Account be transferred from the Participant's Account and registered in the Participant's name.

23. CAN A PARTICIPANT USE THE PLAN TO ESTABLISH AN IRA?

     Participants may use the Plan to establish an Individual Retirement Account
(IRA) and to make contributions to the IRA or to roll over an existing IRA or other qualified plan distribution. After being furnished with a copy of this Prospectus, Participants may open an IRA by completing and signing an IRA Enrollment Form and returning it to the Administrator with an initial contribution. The minimum initial investment for an IRA Plan account is $250. For the purpose of rolling over an existing IRA or a qualified plan distribution into the Plan, the Maximum Amount does not apply. IRA Enrollment Forms are available upon request from the Administrator. Investments in IRA's established under the Plan will be limited to shares of Common Stock. Participants will not be permitted to purchase or deposit other securities, whether of the Company or other issuers, through such IRA's.

     For maintaining an IRA account, the Administrator will charge the Participant an annual administrative fee of $20. If not paid separately by the Participant, the initial $20 fee will be deducted from the initial investment when the IRA Enrollment Form is mailed to the Administrator. Thereafter, if not paid separately by the Participant, the annual fee will be deducted from the Participant's IRA Plan Account at the beginning of each year by cashing out any shares or fractions of shares sufficient to cover the amount of the fee. The Company will not pay any part of the administrative fees for maintaining IRA accounts.

24. HOW WILL A PARTICIPANT'S SHARES HELD UNDER THE PLAN BE VOTED AT MEETINGS OF SHAREOWNERS?

     The shares credited to the Account of a Participant under the Plan will be voted in accordance with instructions of the Participant given on a proxy which will be furnished to the Participant or, if such

Participant desires to vote in person at the meeting, a proxy for shares credited to the Participant's Account under the Plan may be obtained upon written request received by the Administrator at least 15 days before the meeting. If a properly signed proxy card is returned without instructions, all of a Participant's shares credited to the Participant's Account under the Plan will be voted in accordance with the recommendations of the Company's Board of Directors in the same manner as for non-participating shareowners who return signed proxies and do not provide instructions. If the proxy card is not returned, or is returned unsigned, none of the Participant's Plan shares will be voted.

25. WHAT IS THE RESPONSIBILITY OF THE COMPANY AND THE ADMINISTRATOR UNDER THE PLAN?

     In taking action in connection with the Plan, neither the Company, the Administrator, any Independent Agent nor any agent is liable for any act done in good faith, or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a Participant's Account upon such Participant's death prior to the receipt of notice in writing of such death. Participants should recognize that neither the Company nor the Administrator can assure them of a profit or protect them against a loss on shares purchased by them under the Plan.

26. MAY THE PLAN BE AMENDED OR DISCONTINUED?

     The Company has the unqualified right to suspend, amend or terminate the Plan at any time. This right enables the Company to make any change to the Plan that it deems appropriate. Any suspension, amendment or termination of the Plan will be announced by the Company to all Participants in the Plan.

27. WHO INTERPRETS AND REGULATES THE PLAN?

     The officers of the Company are authorized to take such actions to carry out the Plan as may be consistent with the Plan's terms and conditions. The Company reserves the right to interpret and regulate the Plan as the Company deems desirable or necessary in connection with the Plan's operations.

28. CAN THE COMPANY TERMINATE A PARTICIPANT'S PARTICIPATION IN THE PLAN?

     The Company reserves the right to terminate any Participant's participation in the Plan after written notice mailed in advance to such Participant at the address appearing on the Administrator's records. A Participant whose participation has been terminated will receive (i) a certificate for all of the whole shares of Common Stock credited to such Participant's Account, (ii) any dividends, interest payments and cash investments credited to such Participant's Account and (iii) a check representing the proceeds of the sale of any fraction of a share of Common Stock credited to such Participant's Account.

                        FEDERAL INCOME TAX CONSEQUENCES


     The following is a brief summary of certain provisions of the Federal income tax laws as in effect on the date of this Prospectus. These provisions of the Federal income tax laws are subject to change. In those states which have income tax laws, the tax consequences of participation may differ. Since individual tax situations may vary, each Participant is urged to consult a tax advisor. The following discussion applies to reinvested dividends and interest and optional cash payments that are applied on or after January 1, 1986, to purchase OG&E Common Stock or Common Stock pursuant to the OG&E Plan or this Plan. For transactions pursuant to the OG&E Plan prior to January 1, 1986 (including the sale of any OG&E Common Stock acquired pursuant to the OG&E Plan prior to January 1, 1986), participants are urged to consult the Prospectus for the OG&E Plan, dated December 7, 1983. The following rules may not be applicable to certain Participants, such as tax-exempt entities (e.g., pension funds and IRA's) and foreign shareowners. These particular Participants are urged to consult their own tax advisors concerning the tax consequences applicable to their situation.


     In general, Participants in the Plan have the same Federal income tax obligations with respect to their dividends and interest as do shareowners or mortgage bond holders who are not participating in the Plan. As a result, Participants will be treated for Federal income tax purposes as having received, on the dividend or interest payment date, a dividend equal to the full amount of the cash dividend payable on such date with respect to the Participant's shares or an interest payment equal to the full amount of the cash interest payment payable on such date with respect to the Participant's first mortgage bonds, as the case may be, even though the amount is not actually received by the Participant in cash, but, instead, is applied pursuant to the Plan to the purchase of Common Stock. IN ADDITION, PARTICIPANTS WILL BE TREATED AS HAVING RECEIVED ADDITIONAL INCOME EQUAL TO THE PARTICIPANT'S SHARE OF BROKERAGE COMMISSIONS PAID BY THE COMPANY IN CONNECTION WITH THE PURCHASE OF SHARES ON THE OPEN MARKET. There are no brokerage commissions charged for shares purchased directly from the Company. Shares acquired with reinvested dividends or interest will have a tax basis equal to the amount paid for the shares, increased by any brokerage commissions treated as additional income to the Participant.

     The purchase of Common Stock pursuant to the Plan with optional cash payments will not result in taxable income to the Participant except to the extent of any brokerage commissions paid by the Company. There are no brokerage commissions charged for shares purchased directly from the Company. Shares purchased with optional cash payments will have a tax basis equal to the amount paid for the shares, increased by any brokerage commission treated as taxable income to the Participant.

     A Participant will not realize any taxable income when certificates for whole shares credited to the Participant's account under the Plan are issued to the Participant. However, Participants recognize gain or loss when shares acquired under the Plan (including fractions of a share) are sold at the request of participants through the Administrator or are sold by Participants themselves after withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference between (i) the amount which the Participant receives for such shares or fraction of a share plus any brokerage commissions paid by the Company and (ii) the tax basis thereof.

                              PLAN OF DISTRIBUTION

     The Common Stock being offered hereby is offered pursuant to the Plan, the terms of which provide for the purchase of shares of Common Stock, either newly issued shares or shares held in the treasury of the Company, directly from the Company, or, at the Company's option, by an Independent Agent on the open market. As of the date of this Prospectus, shares of Common Stock purchased for Participants under the Plan are being purchased in the open market by an Independent Agent. The Plan provides that the Company may not change its determination regarding the source of purchases of shares under the Plan more than once in any 12-month period. The primary consideration in determining the source of shares of Common Stock to be used for purchases under the Plan is expected to be the Company's need to increase equity capital. If the Company does not need to raise funds externally or if financing needs are satisfied using non-equity sources of funds to maintain the Company's targeted capital structure, shares of Common Stock purchased for Participants under the Plan will be purchased in the open market, subject to the aforementioned limitation on changing the source of shares of Common Stock.

     The Company will pay all administrative costs and expenses associated with the Plan and any brokerage commissions and related service charges incurred on purchases and sales of shares of Common Stock made in the open market. There will be no brokerage commissions or related service charges for shares of Common Stock purchased directly from the Company.

                          DESCRIPTION OF COMMON STOCK


     The authorized capital stock of the Company includes 125,000,000 shares of Common Stock. Each share of Common Stock offered hereby includes an associated preferred stock purchase right (a "Right"). The shares of OG&E Series A Preferred Stock have been initially reserved for issuance upon exercise of the Rights. The description of each of the Common Stock and the Rights are incorporated by reference into this Prospectus. See "Incorporation of Certain Documents by Reference" for information on how to obtain a copy of these descriptions. At November 30, 1996, there were 40,362,721 shares of OG&E Common Stock issued and outstanding.


                                    EXPERTS

     The consolidated financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Common Stock offered hereby have been passed upon for the Company by Rainey, Ross, Rice & Binns.

================================================================================

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR OF THE PLAN SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE.

================================================================================


================================================================================


                                OGE ENERGY CORP.


                                3,000,000 SHARES

                                  COMMON STOCK

                           (PAR VALUE $.01 PER SHARE)

                              --------------------

                                   PROSPECTUS

                              --------------------

                               AUTOMATIC DIVIDEND
                             REINVESTMENT AND STOCK
                                 PURCHASE PLAN

                                JANUARY   , 1997


================================================================================

                                    PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



     Set forth below is an estimate of the approximate amount of fees and expenses payable by the Registrant in connection with the issuance and sale of the Common Stock.



    Registration fee under the Securities Act of 1933, as amended.............  $ 36,078
    State qualification fees and expenses.....................................     5,000
    Printing..................................................................    50,000
    Accounting services.......................................................     5,000
    Legal fees to Company counsel.............................................     5,000
    Miscellaneous, including travel, telephone tolls, stationery, postage and
      other out-of-pocket expenses............................................     8,922
                                                                                --------
              Total...........................................................  $110,000



     All items are estimated except the first.



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.



     Provisions of the Annotated Oklahoma Statutes provide that the Registrant may, and in some circumstances must, indemnify the directors and officers of the Registrant against liabilities and expenses incurred by any such person by reason of the fact that such person was serving in such capacity subject to certain limitations and conditions set forth in the statutes. Substantially similar provisions that require such indemnification are contained in the Registrant's Restated Certificate of Incorporation, which is filed herewith and incorporated herein by reference. The Registrant's Restated Certificate of Incorporation also contains provisions limiting the liability of the Registrant's directors in certain instances. The Registrant has an insurance policy covering its directors and officers against certain personal liability, which may include liabilities under the Securities Act of 1933.



ITEM 16. EXHIBITS



         4.01        -- Certificate of Incorporation, as amended.
         4.02        -- Restated Certificate of Incorporation as of the effective date of the share exchange.
         4.03        -- By-Laws.
         4.04        -- Rights Agreement, dated August 7, 1995 between OGE Energy Corp. and
                        Liberty National Trust Company of Oklahoma City, as Rights Agent
                        (filed as Exhibit 4.01 to the Registrant's Form S-4 Registration
                        Statement No. 33-61699 and incorporated by reference herein).
         5.01        -- Opinion of counsel as to legality of the Common Stock offered hereby.
        23.01        -- Consents of legal counsel and expert.
        23.02        -- Consent of individuals named to become directors of OGE Energy (filed as Exhibit 23.03 to the Registrant's Form S-4 Registration Statement
                        No. 33-61699 and incorporated by reference herein).


---------------


* Previously filed.



ITEM 17. UNDERTAKINGS



     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby also undertakes:



          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:



             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



             (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and



             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;



provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;



     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and



     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1-A on Form S-3 to its Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, and State of Oklahoma on the 13th day of December, 1996.



                                            OGE ENERGY CORP.
                                            (Registrant)



                                            By:     /s/  STEVEN E. MOORE
                                                ------------------------------
                                                       Steven E. Moore
                                                  Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1-A on Form S-3 to the Registration Statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                TITLE                     DATE
---------------------------------------------   ----------------------------   -----------------
          /s/  STEVEN E. MOORE                  Principal Executive Officer    December 13, 1996
---------------------------------------------     and Director; and
               Steven E. Moore


           /s/  A.M. STRECKER                   Principal Financial and        December 13, 1996
---------------------------------------------     Accounting Officer and
                A.M. Strecker                     Director


                              INDEX TO EXHIBITS


EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
   4.01    -- Certificate of Incorporation, as amended.
   4.02    -- Restated Certificate of Incorporation as of the effective date of the share exchange.
   4.03    -- By-Laws.
   4.04    -- Rights Agreement, dated August 7, 1995 between OGE Energy Corp.
              and Liberty National Trust Company of Oklahoma City, as Rights
              Agent (filed as Exhibit 4.01 to the Registrant's Form S-4
              Registration Statement No. 33-61699 and incorporated by reference herein).
   5.01    -- Opinion of counsel as to legality of the Common Stock offered hereby.
  23.01    -- Consents of legal counsel and expert.
  23.02    -- Consent of individuals named to become directors of OGE Energy
              (filed as Exhibit 23.03 to the Registrant's Form S-4 Registration
              Statement No. 33-61699 and incorporated by reference herein).

---------------

* Previously filed.